Lock-up Agreement

________________, 2008

Crusader Securities, Inc.
230 Park Avenue, Suite 1000
New York, NY 10169

Re:	Renewable Energy Acquisition Corp.

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Renewable Energy Acquisition Corp., a corporation organized under the laws of Nevada (the “Company”), and you as the Underwriter relating to an underwritten public offering of Units consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and two warrants, each to purchase one share of Common Stock, of the Company.

In order to induce you to enter into the Underwriting Agreement, the undersigned will not, without your prior written consent, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement (the “Restricted Period”); provided however that the foregoing sentence shall not apply to (A) shares of Common Stock disposed of as bona fide gifts approved in writing by the Underwriter, (B) any transfer for estate planning purposes of shares of Common Stock to persons immediately related to such transferor by blood, marriage or adoption, (C) any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, or (D) the exercise of an option granted by one or more of the Initial Stockholders to a third party prior to the date hereof; provided, however, that with respect to each of the transfers described in clauses (A), (B), (C) and (D) of this sentence, (i) prior to such transfer, the transferee of such transfer, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this letter and (ii) no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such disposition or transfer.

The term the “Restricted Period” means the period commencing on the date hereof and ending 180 days after the date of the Underwriting Agreement, except that if (a) during the last 17 days of the Restricted Period the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of the Restricted Period the Company announces that it will release earnings results during the 16 day period beginning on the last day of the Restricted Period, then the Restricted Period shall end on and include the 18th day following the date of the issuance of the earnings release or the occurrence of the material news or material event.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise terminate and be of no force or effect.

Yours very truly,

Larry Hopfenspirger 7078 East Fish Lake Road, Suite 800 Minneapolis, MN 55311